Exclusive Business Cooperation and Consulting Service Agreement

This Exclusive Business Cooperation and Consulting Service Agreement (“this agreement”) is signed by the two parties below on December 27, 2007.

Party A: Century City Infrastructure Facility Co., Ltd.
Registered address: Room 1199, Silicon Valley Mansion, No.1198 Silicon Valley Street, Changchun Hi-tech Development Zone

Party B: Shanghai New Century City Infrastructure Construction Co., Ltd.
Registered address: Room 2023 Building 7, No.515 Kesheng Road, Nanxiang Town, Jiading District, Shanghai

Whereas:
1.
Party A is a foreign-owned company limited established in People’s Republic of China (hereinafter referred to as “China”) with relevant business resource, expert resource and rich consulting service experience.

2.
Party B is an effectively existing company limited established according to Chinese law. Party A shall agree to launch relevant business cooperation with Party B and provide technical consulting service to Party B, Party B shall agree to make business cooperation with Party A and accept the technical consulting service provided by Party A according to the conditions regulated by this agreement.

The two parties come to the following agreement through consensus in the negotiation

1  Business cooperation, technical consulting service
1.1
During the period of this agreement, as the technical consulting and service supplier of Party B, Party A shall agree to provide relevant technical consulting service to Party B and launch the following business cooperation according to the condition of this agreement. The range of the cooperation and consulting service includes but no limited to:

1.1.1	To provide early consultation for Party B to participate in the invested project, including economic planning, policy consultation or special subject consultation;

1.1.2	To participate in the planning and scheme design of the project, and assist Party B to finally obtain the project;
1.1.3	To assist Party B to choose the service institutions of investigation, design, planning, construction and supervision etc.
1.2
Party B shall agree to accept the technical consulting and service provided by Party A. Party B shall further agree no to accept the consulting service on the above mentioned business provided by any third party or establish the cooperative relationship on the above mentioned business with any third party during the period of this agreement except for the written approval of Party A in advance.

1.3
As to any right, ownership, interest and intellectual property right (including by not limited to the right of authorship, the right of patent, technical secret, business secret and others) produced by implementing this agreement, no matter it’s developed by Party A or Party B based on the intellectual property right of Party A, Party A shall enjoy the exclusive interest.

2  Payment of consulting service fees (hereinafter referred to as “consulting service fees”)
   The two parties shall agree to pay the consulting service fees under this agreement according to 90% of the actual amount of the contract signed by Party B.
   Besides the above mentioned consulting service fees, Party B shall agree to reimburse all expenses of Party B relating to the implementation of this agreement, including by not limited to the travel fees, expert fees, printing fees and postage etc.
   Besides the above mentioned consulting service fees, Party B shall agree to return the expenses relating to the implementation of this agreement paid to Party B or the expenses paid for providing the service including the tax, tariff etc., however except for the income tax.
   Party B shall submit the consulting service fees report (“service fees report”) under this agreement to Party A within three working days after each settlement period (each quarter), and remit the above mentioned consulting service fees in the form of RMB into the bank account appointed by Party A in the mode of bank transfer within two working days after submitting the service fees report. If Party B fails to pay the consulting service fees and other payable fees according to the agreement on schedule, Party B shall pay a penalty to Party A according to 12% annual interest rate (compound interest) as of the delaying day.

   Party B shall reserve the individual account on the consulting service under this agreement. Party A shall have right to assign its employees or employ Chinese or international accountant to examine and audit the account book relating to Party B and the consulting service in any settlement period at any time. Party B shall provide any and all necessary document, account book, record, data and information that the employees of Party A or the accountant of Party A consider, as well as all conveniences and support. The audit report submitted by the employees of Party A shall be the final and conclusive, except for the demur proposed by Party B within seven days after receiving the report. Any audit report submitted by the accountant shall be final and conclusive. Party A shall have right to give the payment notice to Party B at any moment after the audit report is given according to the consulting service fees confirmed by the audit report. Party B shall pay according to item 2.4 within seven days after receiving the payment notice.
   Any fees that Party B pays to Party A under this agreement shall have been deducted the taxation, bank procedure fees or any other fees and expenses.

3  Statement and guarantee
3.1  Party A states and guarantees that:
3.1.1  Party A signs and implements this agreement within the company right and operation range, and has taken necessary company action and proper authorization and obtained the approval and agreement of the third party and authorized governmental department, which doesn’t break the law with binding force or influential and the contract limit.
3.1.2  Once being signed, this agreement will compose the legal, effective and compulsory obligation within binding force to Party A according to the item of this agreement.
3.2  Party B states and guarantees that:
3.2.1  Party B is an effectively existing company limited established according to Chinese law, and has right to sign this agreement.
3.2.2  Party B signs and implements this agreement within the company right and the operation range, and has taken necessary company action and proper authorization, which doesn’t break the law with binding force or influential and the contract limit.
3.2.3  Once being signed, this agreement will compose the legal, effective and compulsory obligation within binding force to Party B according to the item of this agreement.

4  Confidential term
4.1  Party B shall agree to make effort to take various rational confidential measures on the secrete data and information (hereinafter referred to as “confidential information”) known or contacted due to accepting the exclusive technical consulting and service of Party A; except for the written approval of Party A in advance, Party B shall not disclose, give or transfer the confidential information to any third party, once this agreement is terminated, Party B shall return any document, data or software with the confidential information to Party A according to the requirement of Party A, or destroy, and totally delete any confidential information in any relevant memory device, and shall not continue to use or allow any third party to use the confidential information through any mode.
4.2  The two parties shall agree that this item shall continue to be effective no matter if this agreement is modified, cancelled or terminated.

5  Compensation
5.1  Party B shall compensate any loss, damage, obligation and fees of Party A caused by any litigation, compensation claim or other appeal against Party A that is produced or caused by the content of the consultation and service required by Party B, and exempt Party A from suffering loss.

6  Inception and period of validity
6.1  This agreement shall be signed on the date indicated at the beginning of the text and come into effect as of this signing day, except for the termination of the item in this agreement or the relevant agreement signed by the two parties in advance, the period of validity of this agreement shall be ten years.
6.2  This agreement can be prolonged before the period of validity of this agreement is expired upon the written confirmation of Party A, the prolonged period shall be confirmed through the consensus in the negotiation, and sign a written confirmation.

7  Termination
7.1  Except for renewal according to relevant items of this agreement, this agreement shall be terminated on the expiration day.
7.2  Within the period of validity of this agreement, except for the approval of Party A, Party B shall not terminate this agreement in advance. Through there is above stipulation, Party A shall have right to send a written notice to Party B at any moment to terminate this agreement.

7.3  After this agreement is terminated, the rights and obligations of the two parties under item four and item five shall continue to be effective.

8  Settlement of dispute
8.1  Any dispute arising from performance of this contract, both parties shall negotiate with each other friendly. If the settlement fails to be solved within 30 days after one party sends the written notice on negotiation to the other party, any party can submit the dispute to China International Economic and Trade Arbitration Commission, and this Commission will arbitrate according to the current effective arbitration rule. The arbitration location: Beijing, and the arbitration language is Chinese. The arbitration shall be final award with binding force to each party.

9  Force majeure
9.1  The force majeure refers to any affair that exceeds the rationally controllable range of one party and still inevitable under the rational attention of the influential party, including but not limited to, the governmental behavior, natural force, fire, explosion, storm, flood, earthquake, tide, lightning or war. However, the insufficiency of credit, capital or financing shall not be regarded as the affair that exceeds the rational control of one party, the party that is affected by the force majeure and seeks for the liability exemption under this agreement shall notify the liability exemption to the other party as soon as possible and inform the other party of the steps of completing the liability under this agreement.
9.2  When the implementation of this agreement is delayed or baffled by the above mentioned force majeure, the party that is affected by the force majeure needn’t to bear any liability under this agreement within the delayed or baffled range, the party that is affected by the force majeure shall take proper measures to reduce or eliminate the influence of the force majeure, and make effort to recover the implementation of obligation delayed or baffled by the force majeure, once the force majeure is eliminated, each party shall agree to make greatest effort to recover the implementation under this agreement.

10  Notice
10.1  The notice sent by each party of this agreement for implementing the right, obligation under this agreement shall be in written form. For the special personnel delivery, subject to the actual arrival, for the telegraph, fax delivery, subject to the time of delivery. If the arrival day is not the business day or the arrival is after the business time, the next continuous business day after this day will be the arrival day. The destination refers to the addresses of the two parties on the first page of this agreement or other appointed addressed in the written notice afterwards. The written form includes fax and telegraph.

11  Agreement transfer
11.1  Without the written approval of Party A in advance, Party B shall not transfer the right and obligation under this agreement to any third party.

12  Dividability of the agreement
12.1  If this agreement has any item that is invalid, illegal or inexecutable due to inconsistency with relevant law, this item will be invalid, illegal or inexecutable only within the governing range of relevant law. The validity, legality or the executability of other items of this agreement shall not be affected or damaged on any aspect.

13  Modification, supplementation of the agreement
13.1  The two parties shall modify and supplement this agreement in the mode of written agreement, the modified agreement and the supplementary agreement with the proper signature of the two parties shall be the component of this agreement with equal legal effect of this agreement.

14  Law and language
14.1  This agreement shall be governed by Chinese law and make explanation according to Chinese law.
14.2  This agreement shall be written in Chinese and English, if the Chinese text conflicts with the English text, subject to Chinese.

The two parties have make the authorized representatives sign this agreement on the date mentioned at the beginning of the text.

Party A: Century City Infrastructure Facility Co., Ltd.
Legal representative: Yu Mao (signed)

Party B: Shanghai New Century City Infrastructure Construction Co., Ltd.
Legal representative: Yu Mao (signed)